                                                                    EXHIBIT 12.1

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (amounts in thousands)

                                                                                                                 SIX MONTHS ENDED
                                                                     YEARS ENDED DECEMBER 31,                        JUNE 30,
                                                    --------------------------------------------------------  ----------------------
                                                      1999        2000        2001       2002        2003       2003        2004
                                                    ----------  ----------  ---------  ----------  ---------  ----------  ----------
Income (loss) before income taxes
  and extraordinary items                               8,996       9,781      6,602       5,770     18,884       9,485      17,132

Fixed Charges:
      Interest Expense                                  2,116       3,197      5,418       5,246      5,389       2,755       9,333
      Amortized capitalized expenses related
        to indebtedness                                   223          97        553         744          -           -           -
      Estimated interest within rental expense            491         337        319         326        295         172         116
      Amortization of capitalized interest                551         600        475         257        256         129         129

                                                    ----------  ----------  ---------  ----------  ---------  ----------  ----------
Earnings as defined                                    12,377      14,012     13,367      12,343     24,824      12,541      26,710
                                                    ==========  ==========  =========  ==========  =========  ==========  ==========

Fixed Charges (including capitalized items)
      Interest Expense                                  2,116       3,197      5,418       5,246      5,389       2,755       9,333
      Interest Capitalized                                  -         458      1,857           -          -           -           -
      Amortized capitalized expenses related
        to indebtedness                                   223          97        553         744          -           -           -
      Estimated interest within rental expense            491         337        319         326        295         172         116

                                                    ----------  ----------  ---------  ----------  ---------  ----------  ----------
Fixed charges as defined                                2,830       4,089      8,147       6,316      5,684       2,927       9,449
                                                    ==========  ==========  =========  ==========  =========  ==========  ==========

Ratio of Earnings to Fixed Charges                        4.4         3.4        1.6         2.0        4.4         4.3         2.8
                                                    ==========  ==========  =========  ==========  =========  ==========  ==========